Exhibit 99.1

Computer Software Innovations Inc.

2006 Fourth Quarter and Year-End Financial Results

April 23, 2007

Operator: Good afternoon. My name is Cheryl and I will be your conference Operator today. At this time, I would like to welcome everyone to the Computer Software Innovations 2006 Fourth Quarter and Year-End Financial Results Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to pose a question during this time, please press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

It is now my pleasure to turn the floor over to your host, Mr. Mark McPartland. Sir, you may begin year our conference.

Mark McPartland: Thank you, Operator, and good afternoon, everyone. We’d like to thank you all for joining us on CSWI’s year-end 2006 conference call. As the Operator has already stated the call is (inaudible) the caller on mute and there’ll be a Q&A session after the call. Joining us on the call today is Ms. Nancy Hedrick, Chief Executive Officer and President of the Company; as well as Mr. David Dechant, the Chief Financial Officer of the Company.

Now, before we get started with the management discussion, I’m going to review the safe harbor statement. Statements on this conference call that are not descriptions of historical facts are forward-looking statements related to future events. These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, plan, and similar expressions as they relate to Computer Software Innovations or CSWI, are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by CSI at this time. These risks include the economic health of the software and technology industry, demand for CSI’s products and engineering services, competitive pricing pressures and the availability of necessary financing. In addition, other risks are more fully described in CSI’s other filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

Now with that taken cared of, I’d like to turn the call over to Nancy Hedrick, CEO of Computer Software Innovations Inc. Nancy, congratulations to you and your team on the great progress you made during 2006.

Nancy Hedrick: Well, thanks very much, Mary, and thank you everyone for joining us this afternoon. We have had an exciting 2006 here at CSWI. It marks our first full year as a public company and as we transition from a privately held company. Part of the transition entails putting strategies in place to contain compliance costs, streamline our reporting procedures, increase our awareness of the investor community and effectively communicate with our investors. We feel we’ve reached a significant milestone at year-end as we successfully negotiated our first major acquisition, McAleer Computer Associates, Inc. We’ve significantly increased our geographic presence from three to eight states. The effective closing of the acquisition took place on January 2nd, and although much of the initial implementation of cross utilization of infrastructure was put in place prior to the close, this has allowed the transition by McAleer’s team and to CSWI’s to be nearly seamless as we move forward as one united team.

As we begin 2007, we are focusing our efforts on improving our revenue growth by taking advantage of our expanded footprint while containing cost of development. We expect to continue to add to our achievements in ‘07 with the most significant one being returning to profitability and increasing our operating cash flow. Our financial position as a company improved over the previous year as our revenues increased by 4.3 million or 17.6%, to 28.6 million in 2006, from 24.3 million in 2005. Accordingly our cash flows improved and we reduced our debt by approximately 800,000. This reduction enabled us to finance the McAleer acquisition with senior debt and without incurring additional dilution to fuel growth through acquisitions. While many of our 2006 accomplishments are not ubiquitous in our financial profile, we believe the Company is stronger today with the addition of key personnel and in better position to gain additional market penetration in our target markets over the coming year.

I would now like to review a few of the many successes we achieved during 2006.

Our acquisition growth strategy is focused on acquiring profitable software companies in order to add higher margin sales to our revenue mix. With the acquisition of McAleer Computer Associates on January 2nd, we’ve executed a significant step in this strategy. The acquisition of McAleer which is based in Mobile, Alabama, increased our footprint from three to eight southeastern states, and should provide us with excellent cross-selling opportunities for our technology and software solutions into these states, while building a foothold for expansion in the surrounding states. During 2006 our technology solution segment increased sales by 16.9% over the 2005, a growth trend we expect to see continue in 2007. Our software applications segment increased sales by 21% in 2006 over 2005. And now with the addition of McAleer, a company that derived 95% of its sales from software sales, we expect that growth to continue in 2007.

Late in 2006, we introduced SmartFusion, the version of our financial management software developed with Microsoft dot net sequel products, and so far we have received excellent feedback from our current customers and expect increasing penetration of the product over the course of the coming year. The release of this product is a key component of our goal to become a national presence in the public sector for financial management software market. We rebranded to CSI technology outfitters, Computer Software Innovations during 2006, and that new brand has been well received and is providing innovative opportunities for marketing out solutions. Our customers recognize us as an integral part of their business and depend on our expertise to provide the best service in the industry. Our total sales efforts have continued to provide solid leads to our software application sales teams during 2006, and in 2007 we are expanding our telesales efforts to include our technology solutions segment. Coupled with our expanded footprint provided by the acquisition, the leads generated for new business could be substantial.

And finally we expanded our call center to offer technology service contracts to increase our recurring revenue stream. Support agreements have always been an integral part of our business and provide a strong component of our software application segment since 1990. Delivering exceptional customer service has always been and will continue to be an essential part of our business model. As a company we also completed many objectives in 2006 which were a result of tremendous efforts and hard work by everyone on our team and will have a positive impact on our progress in 2007. Some of these objectives include the following: we have (inaudible) costs associated with our first year as a public company in order to finalize the agreement and record the majority of non-cash stock-based compensation for the consulting work related to the strategic planning and acquisitions, which we committed to in our 2005 reverse merger. Excluding acquisitions, we expect the 2007 amount to be less than half of that recorded in 2006.

We also implemented a strategic plan to contain compliance costs and adapt to the reporting requirements of being a public company, giving us greater transparency moving forward. In an effort to increase awareness on our new public company, we developed an investor relations program to improve communications with our investor community. We made great progress with our provider’s software and will continue the development of the dot net sequel version of our financial management software. Although certain development costs were capitalized in 2006, expenses increased due to the level of continuing maintenance of the prior version of our software as the newer version is developed. We are expanding our emphasis on higher margin products through our software segment and with the McAleer acquisition. These efforts should help us mitigate the impact of challenges we faced in 2006 from increased pressures on margins of the technology segment in many product lines including interactive whiteboards, Internet telephony, laptops, desktops and servers. And also the decreased E-Rate related revenues due to delays in funding decisions which impacted both our top and bottom lines and our margins. E-Rate funded projects contain both hardware solutions as well as engineering and maintenance services. The reduction in E-Rate funding particularly impacted our technology services revenue. So far in 2007 we’ve been awarded over $24 million, or 43% increase in total E-Rate awards over 2006. We see this as an excellent opportunity as funding is provided.

Moving forward we are focused on realigning our departments of operations to achieve greater efficiency and stability in 2007. In late

2005, the Company underwent major corporate re organization to allow sales staff to sell both technology and software solutions. Certain departments were also realigned to share resources and focus on both segments of our business. This strategy was very successful in improving the efficiencies and communications within the delivery and support departments. At the time those changes improved our operations, but we continue to expand geographically and through acquisitions. And we’ve determined that our sales staff would be more effective focusing on selling either technology or software solutions. The solutions offered by both segments of our business are complex and require in depth understanding by our sales force in order to effectively match our solutions to our client’s needs. Part of what sets CSI apart from the pack is that we strive to be the trusted advisor to our clients, and in doing so must bring greater value to them in the form of the solutions we sell for and above and beyond their expectations. Our sales personnel have gravitated towards specialization in one segment or the other. Thus, at the end of 2006, we realigned our sales resources to once again focus on solutions for each segment to capitalize on the developed expertise of our personnel, while continuing to share resources within the departments to create cross-selling opportunities.

In 2007 we expect a significant increase in sales and services related to interactive classroom technology. This includes interactive whiteboards, projectors and audio augmentation. These technologies have been shown to have a significant impact on the K to 12 grade educational outcomes. As the Company continues its focus on the education market, these offerings are integral to our strategic plan and yearly annual growth. And as I mentioned earlier, we have added technology service contracts to our software support contracts and will increase our recurring revenue. We are continuing to pursue other opportunities for recurring revenue, including Gemini, which is our offsite and warmsite backup solutions, DeliveryPoint, which is our application delivery solution and other technology contract offerings. Our software segment will continue to sell our current financial management products, CSI Accounting+Plus and NextGen, which is offered by the acquired operations from McAleer Computer Associates, along with new versions of the product SmartFusion. While NextGen has been primarily developed for the K-12 education market, the CSI Accounting+Plus and SmartFusion products will be marketed to the K-12 education and multiple government markets. We are continuing our search for acquisitions during 2007, particularly those that will enhance our intellectual property portfolio. We’re actively pursuing companies that will allow us to increase our market penetration in new regions or expand our product portfolio in our existing markets.

With that, I’m now going to turn the call over to David Dechant, our Chief Financial Officer, to discuss the year-end results in greater detail. David?

David Dechant: Thank you, Nancy Hedrick. In my review of the financial results for the quarter and the year, I’ve taken the liberty to round the numbers to thousands, hundred thousands or millions. Please refer to our filings with the SEC if you’d like to have more detailed numbers.

Results for the fourth quarter ended December 31st, 2006 are as follows.

We posted 5.9 million in revenues for the fourth quarter 2006, which was relatively the same performance as for the fourth quarter of 2005 following the rounding. The software applications segment revenues improved by $35,000, partially offsetting $100,000 decline in technology solutions segment revenues. While we had closed a $3.5 million interactive whiteboard solution in the fourth quarter of 2006, we were unable to realize the revenue due to back order components by the manufacturer. Certain software installations were also delayed at customer’s request. These orders enhanced the performance of the first quarter of 2007. The fourth and first quarters of each year are traditionally our lower quarters as schools often prefer to have technology consult during the summer months and many of our clients have funding cycles beginning July 1.

Gross profit for the fourth quarter was $1 million, down 400,000 or 29% from the prior year. The decline was due to a shift in technology product mix with our technology solutions segment. Solution sales shifted from higher margin Internet telephony to lower margin interactive whiteboard solutions. Without an increase in revenue attributed to the back order components, we did not make up the margin with the shift in increased volumes. A decline in the amount of projects funded by the federal government under the E-Rate program contributed to the decline in the higher margin Internet protocol based solutions. We have seen a pick up in E-Rate funding since the year-end 2006, and anticipate some increases in E-Rate projects as we move forward in 2007. Despite the $400,000 drop in gross profits, operating loss remain relatively flat, at $580,000 for the fourth quarter of 2006 compared to 570,000 in the prior year quarter. The $400,000 decline in margin was offset by a reduction in operating expenses. In the fourth quarter of 2005, we incurred $400,000 of additional professional fees related to our going public in early 2005. With the reversed merger behind us no such costs were incurred in the fourth quarter of 2006.

We posted a net loss for the quarter ended December 31st, 2006 of $812,000 or $0.24 loss per diluted share compared to net income of $326,000 or $0.03 earnings per diluted share for the same period of 2005. The profit in the fourth quarter of the prior year was primarily due to a $1.6 million non-cash gain recorded to mark our warrants market. The warrants were initially recorded as a liability due to a cash-based penalty in the related registration rights agreement. The warrants were reclassified to equity in the fourth quarter of 2005 following an amendment to the agreement. Thereafter, no such mark-to-market adjustments were recorded (see our Form 10-KSB for the year ended December 31st, 2006 for details). I might also mention that we had significant losses recorded in other quarters, so we ended with a net loss on those warrants for the year, all non cash and we’d moved (sp?), reclassified the warrants by an amendment in the registration rights agreement to stop the noise that was occurring in those financials. In the fourth quarter of 2006, we incurred a non-cash loss on warrants of $300,000 due to a repricing of a portion of the warrants. This was a separate transaction. Other income and expense declined 1.9 million from the prior year due to the comparison of the 1.6 million gain on warrants reported in the fourth quarter of 2005, compared to the 300,000 loss from repricing in the fourth quarter of 2006. The purpose of the warrant repricing was to encourage the potential for an earlier exercise of the warrants which would improve our working capital position and increase the number of shares readily tradable in the stock market. With the impact of the warrants and stock-based compensation being non-cash charges, the Company’s cash flow improved slightly over the prior year’s quarter, despite the drop in reported net income.

With operating income holding steady in the fourth quarter of 2006, compared to the prior year’s fourth quarter, and the impact of the stock-based compensation and warrant gains and losses being non cash charges, our cash flow improved slightly in the 2006 fourth quarter over the prior year’s quarter, despite the drop in reported net income. Reduced interest expense in the fourth quarter of 2006 compared to the prior year’s quarter also contributed to an improvement in fourth quarter cash flows.

Results for the full year ended December 31st, 2006 are as follows.

Revenues were 28.6 million, up 17.6%, from 24.3 million from the prior year. The increase came from both our software and technology segments. Our software application segment sales rose 21%, and our technology solutions segment revenues improved by 17%. Gross profit for the year was 6.4 million, a 200,000 or 3% slight decrease compared to 2005. The gross margin decreased from 27% in 2005 to 22.3% in 2006, primarily due to the unfavorable changes in technology product mix, which increased cost of sales in this area. Gross profit from our software applications segment increased $300,000 from increases in sales in all major areas, including these software sales and related services and recurring revenues. Gross profit from our technology solutions segment declined 500,000, offsetting the improvement in the software segment, again, due to the shift in product mix to lower margin items throughout the year, and also duly noted in our discussions about the fourth quarter.

Operating loss for the year was 240,000 compared to 190,000 for the same period in 2005. The $50,000 increase in operating loss for the period resulted primarily from decreases in the technology solutions gross profit, coupled with the increased non-cash stock-based compensation costs and increases in professional and legal compliance related costs, primarily associated with the Sarbanes-Oxley compliance work in 2006, significantly offset by the reduction of costs in 2006, or costs incurred of 2,000 related to the reverse merger, which did not reoccur. The majority of the 1 million stock-based compensation reported in 2006 was committed to in connection with the reverse merger in 2005. And excluding the impact related to any future acquisition activity, we expect stock-based compensation costs to decline by $600,000 in 2007. Net loss for the 2006 year was $880,000, compared to the net loss of $760,000 for 2005. While we did not post a profit in 2006, due to large non-cash expenses, primarily is a million in stock-based compensation which we expect will be reduced in 2007. Conversely, the loss in 2005 was due to cash outlays related to the reverse merger. Accordingly our cash flows increased significantly and resulted in a $800,000 reduction in debt. Basic loss per share for 2006 improved from a loss per diluted share of $0.29 in 2005, to a loss per diluted share of $0.27 in 2006, as a result of the increase from the number of outstanding shares were shares issued to compensate our directors and certain consultants. This was primarily related in commitments related to our reverse merger in 2005.

We reported our business segments in greater detail in our annual report on Form 10-KSB, which has a breakdown of the segment’s profitability and expenses, including an allocation of the majority of our selling, general, and administrative costs. This is in our Form 10-KSB for the year-end ended December 31st, 2006.

Changes for the 2006 year related to our balance sheet are as follows.

One of the bigger changes on our balance sheet comes from a reduction of our credit line which stood at 1.7 million at the end of 2005, and was reduced to under 600,000 at the end of 2006. The 1.1 million reduction in our revolver was offset by increased borrowings under long term financing related to equipment purchases of $300,000. The net result was the reduction in total debt of $800,000. The long term financing of our equipment was accomplished to lock in the interest rate of a portion of our borrowings as a natural hedge against potential future increases and interest rates, and improve our (inaudible). While operating expenses decreased slightly in 2006, unlike 2005, were substantially all were cash based, 1 million was from the stock-based compensation. Due to this and changes in other balance sheet items related to operating activities, our cash flows improved significantly and resulted in the reduction of our debt. Most importantly, this reduction enabled us to finance the McAleer acquisition with senior debt and without incurring additional dilution to fuel growth through acquisitions. Future acquisitions may require additional funding.

The significant changes in balance sheet items since year-end related to operating activities are as follows.

The decrease in accounts receivable of 2.1 million was a result of the reduction of E-Rate business for which receivables collection is traditionally slower than non E-Rate business. The increase in inventories of 2.6 million and accounts payable of 1.6 million is due primarily to the receipts of a product near year 2006 which could not be billed to the customer and was paid to the vendor until the first quarter of 2007, due to the back order components as we discussed previously. The increase in deferred revenue of 600,000 is in connection with a significant increase in support agreements from new software sales and upgraded and enhanced support agreements which were deferred over the life of the agreement. Deferred tax assets increased in the 2006 year period due primarily to the changes in computer development wages capitalized as computer software costs. This amount is added back to the cash flow statement as a reconciling item, as it does not affect cash flows.

Capitalized software costs increased by $500,000, due primarily to the continued investment in the development of the Microsoft dot net and sequel version of CSI’s major software models (sp?). The investment was partially offset by the amortization of prior improvements. Property and equipment increased by $400,000 from capital additions to support the increase in the business, primarily related to the move made in April of 2006 to our new expanded facility which has room for substantial growth. Assets purchased included computers, office cubicles, lease hold improvements, networking and development servers and related equipment and additional software licenses to support the customer management. The remaining $300,000 investment in the 2006 year related primarily to deferred acquisition costs related to McAleer, including $100,000 deposit towards the acquisition which was consummated on January 2nd, 2007. The changes in the balance sheet line items or other assets include the changes for the McAleer acquisition and also due to trademarking activities in connection with our branding of products and the CSI Technology Outfitters and the Technology Outfitters’ trademarks. Further details concerning the McAleer acquisition are included in our filings on Form 8K-A with the SEC.

Total assets increased 9.5 million as compared to 7.6 million in the -prior year, primarily due to the temporary increase in inventories in connection with a larger order at year-end for which components were back ordered. Shareholders’ equity improved through a deficit of $100,000 at the end of 2006, from a deficit of $500,000 at the end of 2005, since the charge to retain earnings for stock-based compensation recorded in net income is offset primarily through common stock and paid in capital accounts revenue in asset or liability account. We are glad to have the lion’s share of costs and compensation promised in connection with our reverse merger behind us, and have negotiated retainers and reductions in compliance costs. We have also made footprint — excuse me. We have also made investments in our sales footprint including the acquisition and personnel, our telesales efforts, marketing and branding, and our technology call center, which should support additional recurring revenues. Additionally, we have acquired software to support our compliance efforts and financial reporting which will help minimum the future investment and personnel needed to support compliance and acquisitions and consolidation efforts. This software will be implemented in 2007, with no significant increase in professional fees spending anticipated over 2006. We believe these efforts will help us manage both organic and acquisition based growth cost effectively. We are very pleased with this progress as well as in the areas of success mentioned by Nancy.

And now, I will turn the call back over to Nancy.

Nancy Hedrick: Well thank you, David. Our focus in 2007 is to certainly continue to increase our revenues while we work on improving our profitability.

Management recognizes that margins will continue to be squeezed in the technology solutions we offer. Accordingly, we have implemented the strategies I noted earlier and will continue to evaluate different solutions to adapt to these conditions and improve margins in other ways that will allow us to regain and maintain profitability. In 2007 we will continue to focus on increasing our technology services business operations, as well as improving our product mix to include higher margin software sales, both organically and through continued acquisition efforts. Couple these efforts with the mature client base we have in place, and I believe we have a solid foundation to anchor and facilitate our growth momentum and achieve national prominence. We believe the Company will see solid growth throughout the coming year as we’ve progressed with expansion plans going forward in 2007.

We may not provide guidance on an ongoing basis, but due to the late date of the year-end call, and a $3.5 million order that lagged over from year-end, we felt it was appropriate to do so now. The Company currently anticipates the first quarter of 2007 revenues in the range of approximately 10 to 11.5 million, representing more than 100% increase over the same period a year ago. Of that first quarter expected results, 10 million is from the CSI install customers and another million from McAleer sales; both representing double-digit growth on a stand alone basis. We also anticipate a return to profitability in the first quarter of 2007. The Company anticipates continued growth as we transition to the next stage of our development.

I want to thank all of our employees, shareholders, Board of Directors and customers for their continued support and commitment to CSI. I look forward to updating all of you on our progress during our first quarter 2007 review. I want to thank everyone for your participation on the call today. And at this time I would like to turn the call over to the Operator for an Q&A. Cheryl?

Operator: Thank you. At this time I would like to remind everyone if you would like to pose a question press star, then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Once again, as a reminder, if you would like to pose a question, please press star, then the number one on your telephone keypad.

Your first question comes from Kevin Wood of Barron Partners.

Kevin Wood: Hi, good afternoon, everyone. I had a couple of different questions. Maybe I’ll go one at a time and let you respond. First, I’m wondering, I’m glad to see the guidance. It looks like a great first quarter already more or less in the books. Can you extend that guidance for the full year, any indications of expected revenues or profitability or EBITDA, have you put any numbers on the profitability either for the year or the first quarter?

David Dechant: Kevin, we’re not doing that at this point. The reason that we felt like we wanted to at least go out and mark and discuss the return to profitability was just because it was (inaudible) this call, and also because we were discussing the 3.5 million order. We’re really not in a position where we feel like we’re wanting to go forward with any additional information at this time.

Kevin Wood: Uh-huh. Okay. Well...

David Dechant: We have to (inaudible). It was just an unusual case.

Kevin Wood: It does take a while as a public company to get to where that stuff real predictable I know, but certainly everyone likes visibility to the extent that you can share it. But in any case I’ll move on. The acquisition of McAleer, you did indicate, if I’m correct, $1 million contribution in revenues in the first quarter, is that correct?

David Dechant: Yes, that is correct.

Kevin Wood: Okay. Now would that be a good indicator of what to expect through the rest of the year from them or do you expect their revenues to be growing significantly or — and even can you give us any kind of visibility on what the acquisition you expect to contribute this year, and also, as to whether for this year it will be accretive kind of on a per share basis?

David Dechant: Sure. And we had mentioned that we expected there to be about a $5 million, somewhere in that range 4 to $5 million range increase in the revenues contributed from McAleer. And then also about $0.5 million EBITDA that we’re expecting as a result of that acquisition alone.

Kevin Wood: Okay. So that’s a good thing. I missed that in the past, but do you think you’re still comfortable with that and...

David Dechant: That is correct.

Kevin Wood: Okay. Good. Good. Okay. Just moving along... what experience are you finding or expecting to see in terms of selling your core CSI products into the acquisitions in territories and new geographic areas, do you expect to have quite a bit of new business to do there or can you shed any light on that please?

Nancy Hedrick: Sure, Kevin. And one of the good things, even though the deal closed on January 2nd, we had done quite a lot of research and been sharing a lot of information months leading up to the actual close. Because the McAleer was solely focused on the K-12 segment, we have actually been able to, already we have hired a salesperson at the Main South Mobile office that is representing our product to the local government market in those areas, and that we expected to have a good bit of cross-over opportunity because of the reputation that McAleer has which is very strong, particularly in some of the states where they have a fairly strong foothold, even in markets outside of the K-12. I think we’ve been pleasantly surprised that that foothold is even stronger and their reputation really opens lots of doors for us. We’ve had a very warm reception in the city and county governments, from Louisiana, Mississippi and Alabama already because of the presence they have there in the K-12 sector. So we really are just now beginning to pursue technology cross-over sales in that area, but we’ve been pursuing some software opportunities and I hope on one of our future calls, we’ll talk about that in a little more detail. But we’re seeing a lot of traction in that area.

Kevin Wood: Okay, great, great. That’s encouraging. And then I have one more question and I’ll get off and leave room for someone else. Can you tell us anything more about your IR plans, and if there’s public relations over the year, if you’re going to do more or anything different. And sort of correlates to that, this is really more of a comment, sort of wondering why, and maybe you addressed it and I missed it, there’s such a long delay between filing the 10-K and doing this conference call, and in fact even I think it was a day or two after the filing before the press release came out. I, my personal opinion at least is that it’s really good if those can be done close to simultaneously so people don’t sit around scratching their head trying to figure out what it means before you talk about it.

David Dechant: Yeah. Our current plan on the investor relations spot is to go ahead and do more things. I think one of the reasons we delayed this particular call was because we felt like since we had talked to the year-end back order situation, increasing some customer orders, just having a little more time to make sure that that was in fact going to be a fairly nice add to the first quarter, as we were talking in that direction. So in fact that was a little more delayed than we would normally have had. And yeah, we would normally anticipate — I think that, I can’t remember whether it would be, the 10-Q was out there over the weekend, but it wasn’t too much longer before the press release was out. Typically yes, we would issue those simultaneously.

Kevin Wood: Okay, great, great. And in terms of the IR, do you think you’re just going to step up that effort somewhat or doing the same things you have or have any...

David Dechant: Yeah, that is correct. I think we have been talking about it for a while the fact that 2005 we had an awful lot of noise, particularly with the warrants, you know, these huge gains and losses that were non cash, but really created a lot of noise. In 2006 we’re just kind of getting into the swing of things. So it’s kind of a situation where we knew where we were going, but it was hard to present that as positively as we would like to in the marketplace, and we’re feeling a lot better about it. But yes, we did have good performance last year on a cash flow basis, but not so hot in reported earnings, you know, that’s starting to — we were starting to (inaudible) more together. So I’d give us a better opportunity to step up those efforts and that’s what we plan to do.

Kevin Wood: Okay. Well great. Thanks very much for indulging all my questions and...

Nancy Hedrick: Well thanks, Kevin.

Kevin Wood: ... it sounds like the first quarter’s great and you’re off to a good start for the year and we’ll look forward to being excited even more when they’re reported.

Nancy Hedrick: Okay, that’s great. Thank you for your participation.

Operator: Thank you. Your next question comes from Matt Samuel of Barron Partners.

Matt Samuel: Hi. I, I wonder if you can add some more color on the IR plans, but it looks like Kevin already has handled that quite well. So I’ll get off and leave it to someone else.

Nancy Hedrick: Okay. Well, thank you, Matt.

Matt Samuel: All right. Thanks.

Operator: Once again, as a reminder, if you’d like to pose a question, please press star, then the number one on your telephone keypad.

There appears to be no more questions at this time. I will turn the floor back over to your host for any closing remarks.

Nancy Hedrick: Well thank you, Cheryl, I appreciate that. I’d just like to thank our shareholders again for supporting CSI during this exciting time, as we continue to evolve and grow as a company. I look forward to updating everyone again on our first quarter review in May, and it’ll be scheduled very quickly after those numbers come out for Matt and Kevin to answer us there. Please feel free to contact myself or David Dechant, our CFO, or Mark McPartland with Alliance Advisors directly, if any of you have any further questions. Thanks everyone again for your time today.

Operator: Thank you. This concludes today’s Computer Software Innovations conference call. You may now disconnect.